CONSENT OF INDEPENDENT AUDITORS
             -------------------------------


The Board of Directors
WSFS Financial Corporation:


We consent to the incorporation by reference in the Registration Statement on Form S-8 of WSFS Financial Corporation of our report dated January 19, 2000, relating to the consolidated statements of condition of WSFS Financial Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of WSFS Financial Corporation, and to the reference to our Firm under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


                           /s/ KPMG LLP


Philadelphia, Pennsylvania
June 23, 2000